Exhibit 14(a)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-14 of BlackRock FundsSM of our report dated February 27, 2018, relating to the individual financial statements and financial highlights of each of the funds comprising the State Farm Mutual Fund Trust, which appears in the State Farm Mutual Fund Trust’s Annual Report on Form N-CSR for the year ended December 31, 2017. We also consent to the reference to us under the heading “Other Service Providers” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

Chicago, Illinois

August 14, 2018